Stephen A. Weber Named Interim  Chief  Executive  Officer Of  GenesisIntermedia,
Inc.

LOS ANGELES, Oct. 8 /PRNewswire/ -- GenesisIntermedia, Inc. (Nasdaq: GENI) (Frankfurt Stock Exchange: GIA) announced that, after a meeting of the independent directors of the Company, Stephen A. Weber was named interim Chief Executive Officer of GenesisIntermedia, Inc. He succeeded Ramy El-Batrawi, who also resigned from all other positions within the Company including Chairman of the Board of Directors. The Company also announced that George W. Heyworth resigned from the Board of Directors, concurrent with the other management changes.

"I have concluded that current circumstances dictate that it is in the best interest of the Company that I resign my positions. I have always put the needs of the Company first and foremost, and my stepping down at this time will enable a capable management team to continue exploring opportunities for GenesisIntermedia, and enable Nasdaq to evaluate the Company on its own merits. I am convinced that the Company will fulfill all the hopes and aspirations that I and others had for it and I remain committed to helping the Company in any way I can," stated Mr. El-Batrawi.

The Company's interim Chief Executive Officer, Stephen A. Weber, commented, "Like many businesses in the United States, the Company has been affected by the past year's economic events as well as recent world events. We believe that our core business is strong, and we hope in this management transition to take all appropriate steps to enhance the Company's financial position and prospects."

The Company also announced that Mr. Weber and other Company representatives met last Thursday with representatives of Nasdaq concerning the halting of trading in the Company's shares. Nasdaq has sought information relating to certain transactions, including transactions involving Ultimate Holdings, Ltd., a substantial shareholder of the Company, and Native Nations Securities, Inc., as well as Mr. El-Batrawi's possible role in those transactions. The Company has obtained Mr. El-Batrawi's agreement to respond to Nasdaq's requests for information. The Company also announced that the Securities and Exchange Commission has commenced a formal investigation into certain matters relating to the Company and trading in its securities. The Company is cooperating fully with the SEC in the investigation. Nasdaq has also raised issues relating to the Company's continued listing. The Company is seeking to respond to Nasdaq's questions, but there can be no assurance that the Company's stock will resume trading or continue to be listed on the Nasdaq.

 About Stephen A. Weber

Mr. Weber, elected to GenesisIntermedia's board of directors in June 2000, is one of the key innovators in the direct response marketing community. He is the former president of Positive Response Television, Inc., a direct marketing company which he founded in 1989, built and eventually took public. Under his direction, Positive Response Television achieved annual sales of $60 million and grew to 80 employees. It was sold to a NYSE-listed company in 1996. Most

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recently, Mr. Weber was Chief Financial Officer of Valencia Studios, a Valencia,
California film and television studio. At Valencia, Mr. Weber secured funding, negotiated and facilitated completion of strategic acquisitions and helped to bring the company public. He retains a seat on Valencia's board of directors. From 1981 to 1989, Mr. Weber was a managing partner in a regional accounting firm in Los Angeles. He is a graduate of the University of Southern California.

About GenesisIntermedia, Inc.

GenesisIntermedia, Inc. is involved in several business lines revolving around the marketing and advertising of consumer goods and services. The Company's main business lines are direct sales and marketing of consumer productions, and interactive advertising and data mining in retail malls. The Company strives to create a portfolio of complementary business activities that build on the Company's traditional strengths in marketing consumer goods and services. The Company markets through several channels including television, new media, telemarketing and retail.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by GenesisIntermedia, Inc.) contains statements and other matters that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements made by GenesisIntermedia, Inc. For a description of additional risks and uncertainties, please refer to GenesisIntermedia, Inc.'s filings with the Securities and Exchange Commission, including GenesisIntermedia, Inc.'s Annual Report Form 10-K.